PRESS RELEASE



*FOR IMMEDIATE RELEASE*


                   FIRST FEDERAL BANCSHARES, INC. CONSUMMATES
                        ACQUISITION OF PFSB BANCORP, INC.


        Colchester, Illinois, November 22, 2002-- First Federal Bancshares, Inc. (Nasdaq: FFBI), Colchester, Illinois, announced today that it has consummated its acquisition of PFSB Bancorp, Inc. (OTCBB: PFSI), Palmyra, Missouri. FFBI will issue a total of approximately 252,000 shares and pay a total of approximately $4.4 million to the former PFSB stockholders.

        As a result of the acquisition, PFSB has been merged with and into First Federal Bancshares and PFSB's wholly owned subsidiary, Palmyra Savings, has been merged with and into First Federal Bank, a wholly owned subsidiary of First Federal Bancshares.

        PFSB stockholders who elected to receive First Federal Bancshares stock will receive 1.0359 shares of First Federal Bancshares common stock and $2.92 in cash for each share of PFSB Bancorp, Inc. stock they elected to exchange for First Federal Bancshares stock. PFSB stockholders who elected to receive cash, and PFSB stockholders who did not submit properly completed election forms within the required timeframe, will receive $21.00 in cash for each share of PFSB common stock they hold. PFSB stockholders who did not participate in the election process will be notified of the procedure for such stockholders to submit their PFSB stock certificates and to receive the merger consideration payable to them.

        First Federal Bancshares is the holding company for First Federal Bank. As a result of the merger, First Federal Bank now operates out of nine offices, its six offices in west-central Illinois and the three former Palmyra Savings offices in northeastern Missouri.


For further information contact:

James J. Stebor
President and Chief Executive Officer
First Federal Bancshares, Inc.
(217) 224-8686